EXHIBIT 23. (p)(1)

LEE FINANCIAL MUTUAL FUND, INC.
CODE OF ETHICS
ATTACHMENT A
Effective: July 27, 2000
Amended: October 1, 2021

List of Access Persons
Clayton Chow – Director
Lynden Keala – Director
Kim Scoggins – Director
Terrence Lee – CEO and Interested Director
Camille Danao - Administration
Nora Foley – President and Chief Compliance Officer
Christine Iha – Administration
Jandi Iha – Administration
Sarah Kleinschmidt – Wealth Manager
Stephanie Kuwaye – Senior Administrator
Janel Lam - Administration
Kathy Lum – Vice President Wealth Manager
Lee Ann Matsuda – Treasurer and Vice President
Charlotte Meyer – Secretary and Executive Vice President
Amber Suhas – Wealth Manager

Charlotte Teruya-Westcott – Wealth Manager

List of Investment Personnel
Terrence Lee – CEO and Director; Portfolio Manager

Review Officer
Nora Foley – President and Chief Compliance Officer

Alternate Review Officer
Terrence Lee – CEO and Interested Director